Citizens Financial Group, Inc. Reports First Quarter 2022 Net Income of
$420 million and EPS of $0.93
Underlying Net Income of $476 million and EPS of $1.07*

	Key Financial Data	1Q22	4Q21	1Q21	First Quarter 2022 Highlights

Income Statement	($s in millions)
■Completed acquisitions of HSBC East Coast branches and national online deposits (the “HSBC transaction”) on February 18th and Investors Bancorp on April 6th
■Underlying EPS of $1.07 and ROTCE of 13.0%
■Underlying PPNR of $587 million reflects lower fees, partly offset by higher net interest income
–NII up 2% QoQ given improved net interest margin and strong loan growth; interest-bearing deposit costs down 3 bps to 10 bps
–Fees down 16% QoQ reflecting lower capital markets fees from prior quarter record
■Underlying credit benefit of $21 million; NCOs up slightly QoQ at 19 bps
■Period-end loans up 2% and average loans up 3% QoQ
■Period-end LDR of 82.7%; liquidity position remains strong
■Strong capital position with CET1 at 9.7%
■TBV/share of $30.97, down 10.5% QoQ

	Total revenue	$1,645	$1,720	$1,659
	Pre-provision profit	539	659	641
	Underlying pre-provision profit	587	710	661
	Provision (benefit) for credit losses	3	(25)	(140)
	Net income	420	530	611
	Underlying net income	476	569	626

Balance Sheet & Credit Quality	($s in billions)
	Period-end loans and leases	$131.3	$128.2	$122.2
	Average loans and leases	129.2	125.2	122.8
	Period-end deposits	158.8	154.4	151.3
	Average deposits	155.1	153.0	146.6
	Period-end loans-to-deposit ratio	82.7%	83.0%	80.7%
	NCO ratio	0.19%	0.14%	0.52%

Financial Metrics	Diluted EPS	$0.93	$1.17	$1.37
	Underlying EPS	1.07	1.26	1.41
	ROTCE	11.4%	13.6%	17.2%
	Underlying ROTCE	13.0	14.6	17.6
	Net interest margin, FTE	2.75	2.66	2.76
	Efficiency ratio	67	62	61
	Underlying efficiency ratio	64	59	60
	CET1	9.7%	9.9%	10.1%
	TBV/Share	$30.97	$34.61	$32.79

	First Quarter 2022 Impacts	Pre-tax $	EPS
Notable Items	($s in millions except per share data)
	Integration expenses	$(37)	$(0.07)
	HSBC Day 1 CECL provision expense (“double count”)**	(24)	(0.04)
	TOP revenue and efficiency initiatives	(11)	(0.03)
	Total:	$(72)	$(0.14)
**Day 1 CECL reserve for non-credit impaired loans acquired

Comments from Chairman and CEO Bruce Van Saun
“We started off 2022 with solid financial performance, as strong net interest income, good expense discipline and excellent credit helped to offset the macro environment’s impact on Capital Markets and Mortgage revenue,” said Chairman and CEO Bruce Van Saun. “We were pleased to close both the HSBC branch and the Investors Bancorp acquisitions, and look forward to building out a strong franchise in the New York City Metro market. Our strategic initiatives are on track, which should drive relative out-performance in the future. During the quarter, we actively managed our balance sheet strategies, and we feel well-positioned to benefit from the market expectations for significant rate rises. Our refreshed guidance demonstrates
*Results presented on an Underlying basis are non-GAAP Financial Measures. See page 18 for additional information on our use of Non-GAAP Financial Measures.

Citizens Financial Group, Inc.
confidence in our outlook for a strong 2022.”

Citizens also announced today that its board of directors declared a second quarter 2022 common stock dividend of $0.39 per share. The dividend is payable on May 17, 2022 to shareholders of record at the close of business on May 3, 2022.

Citizens Financial Group, Inc.
Earnings highlights(1):

	Quarterly Trends
				1Q22 change from
($s in millions, except per share data)	1Q22	4Q21	1Q21	4Q21			1Q21
Earnings				$/bps		%	$/bps		%
Net interest income	$1,147	$1,126	$1,117	$21		2%	$30		3%
Noninterest income	498	594	542	(96)		(16)	(44)		(8)
Total revenue	1,645	1,720	1,659	(75)		(4)	(14)		(1)
Noninterest expense	1,106	1,061	1,018	45		4	88		9
Pre-provision profit	539	659	641	(120)		(18)	(102)		(16)
Provision (benefit) for credit losses	3	(25)	(140)	28		NM	143		NM
Net income	420	530	611	(110)		(21)	(191)		(31)
Preferred dividends	24	32	23	(8)		(25)	1		4
Net income available to common stockholders	$396	$498	$588	$(102)		(20) %	$(192)		(33) %
After-tax notable Items	56	39	15	17		44	41		NM
Underlying net income	$476	$569	$626	$(93)		(16) %	$(150)		(24) %
Underlying net income available to common stockholders	$452	$537	$603	$(85)		(16) %	$(151)		(25) %
Average common shares outstanding
Basic (in millions)	422.4	424.7	426.0	(2.3)		(1)	(3.6)		(1)
Diluted (in millions)	424.7	426.9	427.9	(2.2)		(1)	(3.2)		(1)
Diluted earnings per share	$0.93	$1.17	$1.37	$(0.24)		(21) %	$(0.44)		(32) %
Underlying diluted earnings per share	$1.07	$1.26	$1.41	$(0.19)		(15) %	$(0.34)		(24) %
Performance metrics
Net interest margin	2.75%	2.66%	2.75%	9	bps		—	bps
Net interest margin, FTE	2.75	2.66	2.76	9			(1)
Effective income tax rate	21.7	22.4	21.8	(70)			(6)
Efficiency ratio	67	62	61	555			588
Underlying efficiency ratio	64	59	60	557			409
Return on average common equity	7.7	9.3	11.6	(161)			(392)
Return on average tangible common equity	11.4	13.6	17.2	(221)			(581)
Underlying return on average tangible common equity	13.0	14.6	17.6	(162)			(460)
Return on average total assets	0.90	1.12	1.36	(22)			(46)
Return on average total tangible assets	0.94	1.17	1.41	(23)			(47)
Underlying return on average total tangible assets	1.06%	1.25%	1.44%	(19)	bps		(38)	bps
Capital adequacy(2,3)
Common equity tier 1 capital ratio	9.7%	9.9%	10.1%
Total capital ratio	12.5	12.7	13.4
Tier 1 leverage ratio	9.6	9.7	9.5
Allowance for credit losses to loans and leases	1.43%	1.51%	1.94%	(8)	bps		(51)	bps
Asset quality(3)
Nonaccrual loans and leases to loans and leases	0.60%	0.55%	0.82%	5	bps		(22)	bps
Allowance for credit losses to nonaccrual loans and leases	238	276	235	(3,769)			261
Net charge-offs as a % of average loans and leases	0.19%	0.14%	0.52%	5	bps		(33)	bps
1) Unless otherwise noted, references to balance sheet items are on an average basis, loans exclude loans held for sale, earnings per share represent fully diluted per common share and references to NIM are on a FTE basis.
2) Current reporting-period regulatory capital ratios are preliminary
3) Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.
Notable items:
Quarterly results for first quarter 2022, fourth quarter 2021, and first quarter 2021 reflect notable items primarily related to integration costs associated with acquisitions, primarily HSBC East Coast branches and online deposits, Investors Bancorp, Inc. and JMP Group LLC, as well as TOP transformational and revenue and efficiency initiatives. First quarter 2022 also includes a $24 million pre-tax day-one CECL provision expense (“double count”) notable item tied to the HSBC transaction. These notable items have been excluded from reported results to better reflect Underlying operating results.

Notable items - integration expense	1Q22		4Q21		1Q21
($s in millions, except per share data)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

Salaries & benefits	$(4)	$(3)	$(3)	$(2)	$—	$—
Equipment and software	—	—	(1)	(1)	—	—
Outside services	(28)	(21)	(22)	(17)	—	—
Other expense	(5)	(3)	(3)	(2)	—	—
Noninterest expense	$(37)	$(27)	$(29)	$(22)	$—	$—

EPS Impact - Noninterest expense integration expense		$(0.07)		$(0.05)		$—

HSBC Day 1 CECL provision expense (“double count”)	$(24)	$(18)	$—	$—	$—	$—

EPS Impact - HSBC Day 1 CECL provision expense		$(0.04)		$—		$—

Total integration expense	$(61)	$(45)	$(29)	$(22)	$—	$—

EPS Impact - Total integration expense		$(0.11)		$(0.05)		$—

Other notable items - primarily tax and TOP	1Q22		4Q21		1Q21
($s in millions, except per share data)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

Tax notable items	$—	$(3)	$—	$—	$—	$—

Other notable items- TOP & other actions

Salaries & benefits	$(2)	$(1)	$(2)	$(2)	$—	$—
Equipment and software	(2)	(2)	(1)	(1)	(4)	(3)
Outside services	(7)	(5)	(15)	(11)	(7)	(5)
Occupancy	—	—	(5)	(4)	(9)	(7)
Other expense	—	—	1	1	—	—
Noninterest expense	$(11)	$(8)	$(22)	$(17)	$(20)	$(15)

Total Other Notable Items	$(11)	$(11)	$(22)	$(17)	$(20)	$(15)

EPS Impact - Other Notable Items		$(0.03)		$(0.04)		$(0.04)

Total Notable Items	$(72)	$(56)	$(51)	$(39)	$(20)	$(15)

Total EPS Impact		$(0.14)		$(0.09)		$(0.04)

Citizens Financial Group, Inc.
The following table provides information on Underlying results which exclude the impact of notable items.

Underlying results:

	Quarterly Trends
				1Q22 change from
($s in millions, except per share data)	1Q22	4Q21	1Q21	4Q21			1Q21
				$/bps		%	$/bps		%
Net interest income	$1,147	$1,126	$1,117	$21		2%	$30		3%
Noninterest income	498	594	542	(96)		(16)	(44)		(8)
Total revenue	$1,645	$1,720	$1,659	$(75)		(4)%	$(14)		(1)%
Noninterest expense	$1,058	$1,010	$998	$48		5%	$60		6%
Provision (benefit) for credit losses	(21)	(25)	(140)	4		16	119		85
Net income available to common stockholders	$452	$537	$603	$(85)		(16)%	$(151)		(25)%
Performance metrics
EPS	$1.07	$1.26	$1.41	$(0.19)		(15)%	$(0.34)		(24)%
Efficiency ratio	64%	59%	60%	557	bps		409	bps
Return on average tangible common equity	13.0%	14.6%	17.6%	(162)	bps		(460)	bps
Operating leverage						(9.1)%			(6.7)%

Citizens Financial Group, Inc.

Consolidated balance sheet review(1):

				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21			1Q21
				$/bps		%	$/bps		%
Total assets	$192,097	$188,409	$187,217	$3,688		2%	$4,880		3%
Total loans and leases	131,305	128,163	122,195	3,142		2	9,110		7
Total loans held for sale	1,816	3,468	4,379	(1,652)		(48)	(2,563)		(59)
Deposits	158,776	154,361	151,349	4,415		3	7,427		5
Stockholders' equity	22,074	23,420	22,653	(1,346)		(6)	(579)		(3)
Stockholders' common equity	20,060	21,406	20,688	(1,346)		(6)	(628)		(3)
Tangible common equity	$13,100	$14,609	$13,964	$(1,509)		(10)%	$(864)		(6)%
Loans-to-deposit ratio (period-end)(2)	82.7%	83.0%	80.7%	(33)	bps		196	bps
Loans-to-deposit ratio (average)(2)	83.3%	81.8%	83.8%	145	bps		(49)	bps
1) Represents period end unless otherwise noted.
2) Excludes loans held for sale.

Citizens Financial Group, Inc.

Discussion of results:

Net interest income				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21			1Q21
				$/bps		%	$/bps		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,071	$1,079	$1,085	$(8)		(1)%	$(14)		(1)%
Investment securities	138	119	128	19		16	10		8
Interest-bearing deposits in banks	4	4	3	—		—	1		33
Total interest income	$1,213	$1,202	$1,216	$11		1%	$(3)		—%
Interest expense:
Deposits	$25	$33	$50	$(8)		(24)%	$(25)		(50)%
Short-term borrowed funds	—	1	—	(1)		(100)	—		—
Long-term borrowed funds	41	42	49	(1)		(2)	(8)		(16)
Total interest expense	$66	$76	$99	$(10)		(13)%	$(33)		(33)%
Net interest income	$1,147	$1,126	$1,117	$21		2%	$30		3%

Net interest margin, FTE	2.75%	2.66%	2.76%	9	bps		(1)	bps

First quarter 2022	vs.	fourth quarter 2021
Net interest income of $1.1 billion increased 2% given loan growth and higher net interest margin, partially offset by the reduced benefit from PPP forgiveness (~$23 million) and the impact of lower day count (~$18 million).
•Net interest margin of 2.75% increased 9 basis points reflecting the deployment of cash into loan growth, and higher earning-asset yields, partially offset by a reduced benefit from PPP forgiveness (~(4) bps). Interest-bearing deposit costs were down 3 basis points to 10 basis points.

First quarter 2022	vs.	first quarter 2021
Net interest income of $1.1 billion increased 3%, reflecting 3% growth in interest-earning assets and broadly stable net interest margin.
•Net interest margin of 2.75% decreased 1 basis point as the impact of lower earning-asset yields was largely offset by the deployment of cash into loan growth. Interest-bearing deposit costs decreased to 10 basis points from 20 basis points.

Citizens Financial Group, Inc.

Noninterest Income				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21		1Q21
				$	%	$	%
Capital markets fees	$93	$184	$81	$(91)	(49)%	$12	15%
Service charges and fees	98	100	99	(2)	(2)	(1)	(1)
Mortgage banking fees	69	76	165	(7)	(9)	(96)	(58)
Card fees	60	65	55	(5)	(8)	5	9
Trust and investment services fees	61	60	58	1	2	3	5
Letter of credit and loan fees	38	41	38	(3)	(7)	—	—
Foreign exchange and derivative products	51	35	28	16	46	23	82
Securities gains, net	4	1	3	3	NM	1	33
Other income(1)	24	32	15	(8)	(25)	9	60
Noninterest income	$498	$594	$542	$(96)	(16)%	$(44)	(8)%
1) Includes bank-owned life insurance income and other miscellaneous income for all periods presented.

First quarter 2022	vs.	fourth quarter 2021
Noninterest income of $498 million decreased $96 million, or 16%, from $594 million.
•Capital markets fees decreased $91 million from a record level in fourth quarter 2021 reflecting lower M&A advisory, underwriting and loan syndication fees given market volatility, seasonal impacts and some pull-forward of transactions into fourth quarter 2021.
•Record foreign exchange and derivative products revenue increased $16 million, reflecting increased client interest rate and commodities hedging activity.
•Mortgage banking fees decreased $7 million, reflecting a decline in gain-on-sale margins and seasonally lower production volume, partially offset by improved mortgage servicing income.
•Card fees and service charges and fees decreased $5 million and $2 million, respectively, reflecting seasonal impacts.
•Other income decreased $8 million, primarily reflecting lower leasing income.

First quarter 2022	vs.	first quarter 2021
Noninterest income of $498 million decreased $44 million, or 8%, primarily reflecting lower mortgage banking fees.
•Mortgage banking fees decreased $96 million, driven by lower gain-on-sale margins and production volumes.
•Record foreign exchange and derivative products revenue increased $23 million reflecting increased client interest rate and commodities hedging activity.
•Capital markets fees increased $12 million. Excluding acquisitions, results reflect lower M&A advisory and underwriting fees, partially offset by higher loan syndication fees. First quarter 2022 includes $21 million of fees from acquisitions closed during the second half of 2021.
•Card fees increased $5 million, driven by higher debit and credit card volumes.
•Trust and investment services fees increased $3 million, reflecting an increase in assets under management from strong net inflows and higher equity market levels.
•Service charges and fees decreased $1 million, reflecting the impact on overdraft fees of the new customer-friendly deposit account feature, Citizens Peace of MindTM, introduced in fourth quarter 2021, partially offset by higher transaction volumes.

Citizens Financial Group, Inc.
•Other income increased $9 million, primarily reflecting higher investment income.

Noninterest Expense				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21		1Q21
				$	%	$	%
Salaries and employee benefits	$594	$551	$548	$43	8%	$46	8%
Equipment and software	150	146	152	4	3	(2)	(1)
Outside services	169	175	139	(6)	(3)	30	22
Occupancy	83	86	88	(3)	(3)	(5)	(6)
Other operating expense	110	103	91	7	7	19	21
Noninterest expense	$1,106	$1,061	$1,018	$45	4%	$88	9%
Notable items	$48	$51	$20	$(3)	(6)%	$28	140%

Underlying, as applicable
Salaries and employee benefits	$588	$546	$548	$42	8%	$40	7%
Equipment and software	148	144	148	4	3	—	—
Outside services	134	138	132	(4)	(3)	2	2
Occupancy	83	81	79	2	2	4	5
Other operating expense	105	101	91	4	4	14	15
Underlying noninterest expense	$1,058	$1,010	$998	$48	5%	$60	6%

First quarter 2022	vs.	fourth quarter 2021
Noninterest expense of $1.1 billion was up 4%, or up 5% on an Underlying basis given higher salaries and employee benefits, reflecting seasonal increases in payroll taxes and 401k costs, partially offset by lower incentive compensation tied to lower capital markets revenue. Underlying noninterest expense for first quarter 2022 includes $13 million tied to the HSBC transaction. Excluding the impact of the HSBC transaction and other acquisitions closed in the second half of 2021, Underlying noninterest expense was up 3%. Results reflect strong expense discipline and the benefit of efficiency initiatives.
The effective tax rate of 21.7% was broadly stable. On an Underlying basis, the effective tax rate of 21.7% compares with 22.6% for fourth quarter 2021.

First quarter 2022	vs.	first quarter 2021
Noninterest expense of $1.1 billion remains well-controlled. Excluding acquisitions, on an Underlying basis, noninterest expense increased 2% reflecting higher salaries and employee benefits, as well as higher other operating expense associated with increased travel and advertising costs, partially offset by the benefit of efficiency initiatives.
The effective tax rate of 21.7% was broadly stable. On an Underlying basis, the effective tax rate of 21.7% decreased from 21.8%.

Citizens Financial Group, Inc.

Interest-earning assets				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21		1Q21
Period-end interest-earning assets				$	%	$	%
Investments	$28,116	$29,042	$28,138	$(926)	(3)%	$(22)	—%
Interest-bearing deposits in banks	9,398	8,319	13,851	1,079	13	(4,453)	(32)
Commercial loans and leases	61,521	60,350	60,413	1,171	2	1,108	2
Retail loans	69,784	67,813	61,782	1,971	3	8,002	13
Total loans and leases	131,305	128,163	122,195	3,142	2	9,110	7
Loans held for sale, at fair value	1,717	2,733	4,304	(1,016)	(37)	(2,587)	(60)
Other loans held for sale	99	735	75	(636)	(87)	24	32
Total loans and leases and loans held for sale	133,121	131,631	126,574	1,490	1	6,547	5
Total period-end interest-earning assets	$170,635	$168,992	$168,563	$1,643	1%	$2,072	1%
Average interest-earning assets
Investments	$29,247	$28,193	$27,034	$1,054	4%	$2,213	8%
Interest-bearing deposits in banks	8,055	11,152	10,861	(3,097)	(28)	(2,806)	(26)
Commercial loans and leases	60,573	58,900	60,877	1,673	3	(304)	—
Retail loans	68,581	66,309	61,970	2,272	3	6,611	11
Total loans and leases	129,154	125,209	122,847	3,945	3	6,307	5
Loans held for sale, at fair value	2,366	3,133	3,254	(767)	(24)	(888)	(27)
Other loans held for sale	454	321	385	133	41	69	18
Total loans and leases and loans held for sale	131,974	128,663	126,486	3,311	3	5,488	4
Total average interest-earning assets	$169,276	$168,008	$164,381	$1,268	1%	$4,895	3%

First quarter 2022	vs.	fourth quarter 2021
Period-end interest-earning assets of $170.6 billion increased $1.6 billion, or 1% as a $3.1 billion increase in loans and leases and a $1.1 billion increase in cash held in interest-bearing deposits was largely offset by a $1.7 billion decrease in loans held for sale and a $926 million decrease in investments. Loan growth of 2% was driven by 3% growth in retail, led by mortgage, education and home equity, and 2% growth in commercial, driven by C&I. Excluding PPP impact, commercial loan growth was 3%.
Average interest-earning assets of $169.3 billion increased $1.3 billion, or 1%, as a $3.9 billion increase in loans and a $1.1 billion increase in investments was offset by a $3.1 billion decrease in cash held in interest-bearing deposits reflecting the partial deployment of elevated liquidity. Loan growth of 3% was driven by a $2.3 billion, or 3%, growth in retail, led by mortgage, auto and home equity, and growth in commercial of $1.7 billion, or 3%, driven by C&I. Excluding PPP impact, average commercial loan growth was 4%.
The average effective duration of the securities portfolio was 5.3 years compared with 4.3 years at December 31, 2021 and 4.1 years at March 31, 2021.

First quarter 2022	vs.	first quarter 2021
Period-end interest-earning assets of $170.6 billion increased $2.1 billion, or 1%, as a $9.1 billion increase in loans was partly offset by a $4.5 billion decrease in cash held in interest-bearing deposits, reflecting the partial deployment of elevated liquidity, and a $2.6 billion decrease in loans held for sale. Loan growth of 7% was driven by an $8.0 billion, or 13%, increase in retail given strength in mortgage, auto, education and home equity, partially offset by planned run off of personal unsecured installment loans. Commercial loans increased $1.1 billion, or 2%, as underlying growth in C&I was largely offset by a $4.7 billion decrease in PPP loans. Excluding PPP impact, commercial loan growth was 11%.
Average interest-earning assets of $169.3 billion increased $4.9 billion, or 3%, as a $2.2 billion increase in investments and a $6.3 billion increase in loans was partly offset by a $2.8 billion decrease in cash held in interest-bearing deposits reflecting the partial deployment of elevated liquidity. Loan growth of 5% was driven by a $6.6 billion, or 11%, increase in retail loans given strength in mortgage, auto and education, partially offset by planned run off of personal unsecured installment loans.

Citizens Financial Group, Inc.
Commercial loans decreased by approximately $300 million as underlying growth in C&I was more than offset by a $4.2 billion decrease in PPP loans. Excluding PPP impact, average commercial loan growth was 7%.

Citizens Financial Group, Inc.

Deposits				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21		1Q21
Period-end deposits				$	%	$	%
Demand	$50,113	$49,443	$46,067	$670	1%	$4,046	9%
Money market	45,342	47,216	51,074	(1,874)	(4)	(5,732)	(11)
Checking with interest	32,417	30,409	26,883	2,008	7	5,534	21
Savings	26,104	22,030	19,634	4,074	18	6,470	33
Term	4,800	5,263	7,691	(463)	(9)	(2,891)	(38)
Total period-end deposits	$158,776	$154,361	$151,349	$4,415	3%	$7,427	5%
Average deposits
Demand	$48,641	$49,206	$43,814	$(565)	(1)%	$4,827	11%
Money market	47,220	48,512	49,536	(1,292)	(3)	(2,316)	(5)
Checking with interest	30,417	28,075	26,116	2,342	8	4,301	16
Savings	23,835	21,575	18,611	2,260	10	5,224	28
Term	4,970	5,636	8,572	(666)	(12)	(3,602)	(42)
Total average deposits	$155,083	$153,004	$146,649	$2,079	1%	$8,434	6%

First quarter 2022	vs.	fourth quarter 2021
Total period-end deposits of $158.8 billion were up 3%, driven by the $6.3 billion impact of the HSBC transaction. Excluding the HSBC transaction, deposits of $152.5 billion were down 1% given seasonal impacts, as well as continued normalization from elevated liquidity levels.
Average deposits of $155.1 billion were up 1%, including the $2.9 billion impact of the HSBC transaction. Excluding the HSBC transaction, deposits of $152.2 billion were down 1% given seasonal impacts.

First quarter 2022	vs.	first quarter 2021
Total period-end deposits of $158.8 billion increased $7.4 billion, or 5%, driven by the $6.3 billion impact of the HSBC transaction. Excluding the HSBC transaction, up 1% with growth in checking with interest, savings and demand, partially offset by decreases in money market accounts and term.
Average deposits of $155.1 billion increased $8.4 billion, or 6%, including the $2.9 billion impact of the HSBC transaction. Excluding the HSBC transaction, deposits were up 4%, given growth in demand, checking with interest and savings, partially offset by decreases in money market accounts and term.

Citizens Financial Group, Inc.

Borrowed Funds				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21		1Q21
Period-end borrowed funds				$	%	$	%
Short-term borrowed funds	$25	$74	$70	$(49)	(66)%	$(45)	(64)%
Long-term borrowed funds
FHLB advances	20	19	19	1	5	1	5
Senior debt	4,290	5,326	6,714	(1,036)	(19)	(2,424)	(36)
Subordinated debt and other debt	1,584	1,587	1,583	(3)	—	1	—
Total borrowed funds	$5,919	$7,006	$8,386	$(1,087)	(16)%	$(2,467)	(29)%
Average borrowed funds
Short-term borrowed funds	$29	$24	$150	$5	21%	$(121)	(81)%
Long-term borrowed funds
FHLB advances	20	18	19	2	11	1	5
Senior debt	4,461	5,338	6,732	(877)	(16)	(2,271)	(34)
Subordinated debt and other debt	1,585	1,587	1,585	(2)	—	—	—
Total average borrowed funds	$6,095	$6,967	$8,486	$(872)	(13)%	$(2,391)	(28)%

First quarter 2022	vs.	fourth quarter 2021
•Period-end borrowed funds and average borrowed funds decreased by $1.1 billion and $872 million, respectively, given a decrease in senior debt.

First quarter 2022	vs.	first quarter 2021
•Period-end borrowed funds and average borrowed funds decreased by $2.5 billion and $2.4 billion, respectively, given a decrease in senior debt.

Citizens Financial Group, Inc.

Capital				1Q22 change from
($s and shares in millions, except per share data)	1Q22	4Q21	1Q21	4Q21		1Q21
Period-end capital				$	%	$	%
Stockholders' equity	$22,074	$23,420	$22,653	$(1,346)	(6)%	$(579)	(3)%
Stockholders' common equity	20,060	21,406	20,688	(1,346)	(6)	(628)	(3)
Tangible common equity	13,100	14,609	13,964	(1,509)	(10)	(864)	(6)
Tangible book value per common share	$30.97	$34.61	$32.79	$(3.64)	(11)%	$(1.82)	(6)%
Common shares - at end of period	423.0	422.1	425.9	0.9	—	(2.9)	(1)
Common shares - average (diluted)	424.7	426.9	427.9	(2.2)	(1)%	(3.2)	(1)%
Common equity tier 1 capital ratio(1)	9.7%	9.9%	10.1%
Total capital ratio(1)	12.5	12.7	13.4
Tier 1 leverage ratio(1)	9.6%	9.7%	9.5%
1) Current reporting-period regulatory capital ratios are preliminary.

First quarter 2022
•Our CET1 capital ratio was 9.7% as of March 31, 2022 compared with 9.9% at December 31, 2021 and 10.1% at March 31, 2021.
•The HSBC transaction closed on February 18, 2022 and had an approximate 20 basis point impact on CET1.
•Total capital ratio of 12.5% compares with 12.7% at December 31, 2021 and 13.4% as of March 31, 2021.
•Tangible book value per common share of $30.97 decreased 10.5% compared with fourth quarter 2021, primarily driven by the $3.76 negative impact of higher long-term rates on accumulated other comprehensive income. Tangible book value per common share decreased 5.6% compared with first quarter 2021.
•Citizens paid $165 million in common dividends to shareholders during first quarter 2022. This compares with $168 million in common dividends during fourth quarter 2021 and $167 million during first quarter 2021.

Citizens Financial Group, Inc.

Credit quality review				1Q22 change from
($s in millions)	1Q22	4Q21	1Q21	4Q21			1Q21
				$/bps		%	$/bps		%
Nonaccrual loans and leases(1)	$789	$702	$1,008	$87		12%	$(219)		(22)%
90+ days past due and accruing(2)	826	575	46	251		44	780		NM
Net charge-offs	59	45	158	14		31	(99)		(63)
Provision (benefit) for credit losses	3	(25)	(140)	28		NM	143		NM
Allowance for credit losses	$1,878	$1,934	$2,372	$(56)		(3)%	(494)		(21)%
Nonaccrual loans and leases to loans and leases	0.60%	0.55%	0.82%	5	bps		(22)	bps
Net charge-offs as a % of total loans and leases	0.19	0.14	0.52	5			(33)
Allowance for credit losses to loans and leases	1.43	1.51	1.94	(8)			(51)
Allowance for credit losses to loans and leases (ex. PPP)	1.43	1.52	2.03	(9)			(60)
Allowance for credit losses to nonaccrual loans and leases	238.0%	275.7%	235.4%	(3,769)	bps		261	bps
1) Loans fully or partially guaranteed by the FHA, VA and USDA are classified as accruing.
2) 90+ days past due and accruing includes $792 million, $544 million, and $20 million of loans fully or partially guaranteed by the FHA, VA, and USDA for March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

First quarter 2022	vs.	fourth quarter 2021
•Nonaccrual loans of $789 million increased $87 million, or 12%, largely reflecting an increase in retail primarily tied to residential real estate-secured loans exiting forbearance.
•The nonaccrual loans to total loans ratio of 0.60% is up from 0.55% at December 31, 2021.
•Net charge-offs of $59 million, or 19 basis points of average loans and leases, were up slightly from prior quarter.
•Underlying credit provision benefit of $21 million reflects the continuing strong credit performance across retail and commercial. The first quarter 2022 Underlying credit provision benefit excludes a $24 million day-one CECL provision expense (“double count”) tied to the HSBC transaction. Fourth quarter 2021 credit provision benefit was $25 million.
•Allowance for credit losses ratio of 1.43% compares with 1.51% as of December 31, 2021. The reduction reflects a reserve release of $56 million.
•The allowance for credit losses to nonaccrual loans and leases ratio of 238% compares with 276% as of December 31, 2021.

First quarter 2022	vs.	first quarter 2021
•Nonaccrual loans decreased $219 million, or 22%, primarily driven by a $170 million decrease in commercial given repayments, charge-offs and loan sale activity, as well as an overall improvement in credit.
•The nonaccrual loans to total loans ratio of 0.60% decreased from 0.82% at March 31, 2021.
•Net charge-offs of $59 million decreased $99 million reflecting a $93 million decrease in commercial given economic recovery, and a $6 million decrease in retail, as consumers continue to benefit from the economic recovery and strong mortgage and auto collateral values.
•Net charge-offs of 19 basis points of average loans and leases compares with 52 basis points in first quarter 2021.
•Underlying credit provision benefit of $21 million compares with a $140 million benefit in first quarter 2021, reflecting strong credit performance across the retail and commercial loan portfolios and improvement in the economy. The first quarter 2022 Underlying credit provision benefit excludes a $24 million day-one CECL provision expense (“double count”) tied to the HSBC transaction.
•Allowance for credit losses of $1.9 billion compares with $2.4 billion at March 31, 2021. Allowance for credit losses ratio of 1.43% as of March 31, 2022, compares with 1.94% as of March 31, 2021.

Citizens Financial Group, Inc.
•The allowance for credit losses to nonaccrual loans and leases ratio of 238% compares with 235% as of March 31, 2021.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.
Media:    Peter Lucht - 781.655.2289
Investors: Kristin Silberberg - 203.900.6854
Conference Call
CFG management will host a live conference call today with details as follows:
Time:    9:00 am ET
Dial-in: (877) 336-4440, conference ID 6052001
Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.
Replay Information: A replay of the conference call will be available beginning at 12:00 pm ET on April 19, 2022 through May 19, 2022. Please dial (866) 207-1041 and enter access code 8193987. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.
About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $192.1 billion in assets as of March 31, 2022. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,300 ATMs and more than 1,200 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures and Reconciliations
Non-GAAP Financial Measures:
This document contains non-GAAP financial measures denoted as Underlying results, excluding HSBC, excluding acquisitions and excluding PPP. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results. See the following pages for reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.
Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q22 Change
		1Q22	4Q21	1Q21	4Q21		1Q21
					$	%	$	%
Total revenue, Underlying:
Total revenue (GAAP)	A	$1,645	$1,720	$1,659	($75)	(4%)	($14)	(1%)
Less: Notable items		—	—	—	—	—	—	—
Total revenue, Underlying (non-GAAP)	B	$1,645	$1,720	$1,659	($75)	(4%)	($14)	(1%)
Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$1,106	$1,061	$1,018	$45	4%	$88	9%
Less: Notable items		48	51	20	(3)	(6)	28	140
Noninterest expense, Underlying (non-GAAP)	D	$1,058	$1,010	$998	$48	5%	$60	6%
Pre-provision profit:
Total revenue (GAAP)	A	$1,645	$1,720	$1,659	($75)	(4%)	($14)	(1%)
Less: Noninterest expense (GAAP)	C	1,106	1,061	1,018	45	4	88	9
Pre-provision profit (GAAP)		$539	$659	$641	($120)	(18%)	($102)	(16%)
Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,645	$1,720	$1,659	($75)	(4%)	($14)	(1%)
Less: Noninterest expense, Underlying (non-GAAP)	D	1,058	1,010	998	48	5	60	6
Pre-provision profit, Underlying (non-GAAP)		$587	$710	$661	($123)	(17%)	($74)	(11%)
Provision (benefit) for credit losses, Underlying:
Provision (benefit) for credit losses (GAAP)		$3	($25)	($140)	$28	NM	$143	NM
Less: Notable items		24	—	—	24	100	24	100
Provision (benefit) for credit losses, Underlying (non-GAAP)		($21)	($25)	($140)	$4	16%	$119	85%
Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$536	$684	$781	($148)	(22%)	($245)	(31%)
Less: Expense before income tax benefit related to notable items		(72)	(51)	(20)	(21)	(41)	(52)	NM
Income before income tax expense, Underlying (non-GAAP)	F	$608	$735	$801	($127)	(17%)	($193)	(24%)
Income tax expense, Underlying:
Income tax expense (GAAP)	G	$116	$154	$170	($38)	(25%)	($54)	(32%)
Less: Income tax benefit related to notable items		(16)	(12)	(5)	(4)	(33)	(11)	(220)
Income tax expense, Underlying (non-GAAP)	H	$132	$166	$175	($34)	(20%)	($43)	(25%)
Net income, Underlying:
Net income (GAAP)	I	$420	$530	$611	($110)	(21%)	($191)	(31%)
Add: Notable items, net of income tax benefit		56	39	15	17	44	41	NM
Net income, Underlying (non-GAAP)	J	$476	$569	$626	($93)	(16%)	($150)	(24%)
Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$396	$498	$588	($102)	(20%)	($192)	(33%)
Add: Notable items, net of income tax benefit		56	39	15	17	44	41	NM
Net income available to common stockholders, Underlying (non-GAAP)	L	$452	$537	$603	($85)	(16%)	($151)	(25%)

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q22 Change
		1Q22	4Q21	1Q21	4Q21			1Q21
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,645	$1,720	$1,659	($75)		(4.33%)	($14)		(0.85%)
Less: Noninterest expense (GAAP)	C	1,106	1,061	1,018	45		4.28	88		8.65
Operating leverage							(8.61%)			(9.50%)
Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,645	$1,720	$1,659	($75)		(4.33%)	($14)		(0.85%)
Less: Noninterest expense, Underlying (non-GAAP)	D	1,058	1,010	998	48		4.74	60		5.89
Operating leverage, Underlying (non-GAAP)							(9.07%)			(6.74%)
Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	67.23%	61.68%	61.35%	555	bps		588	bps
Efficiency ratio, Underlying (non-GAAP)	D/B	64.28	58.71	60.19	557	bps		409	bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	21.70%	22.40%	21.76%	(70)	bps		(6)	bps
Effective income tax rate, Underlying (non-GAAP)	H/F	21.70	22.61	21.85	(91)	bps		(15)	bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$20,981	$21,320	$20,611	($339)		(2%)	$370		2%
Return on average common equity	K/M	7.65%	9.26%	11.57%	(161)	bps		(392)	bps
Return on average common equity, Underlying (non-GAAP)	L/M	8.75	9.97	11.85	(122)	bps		(310)	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$20,981	$21,320	$20,611	($339)		(2%)	$370		2%
Less: Average goodwill (GAAP)		7,156	7,092	7,050	64		1	106		2
Less: Average other intangibles (GAAP)		80	56	57	24		43	23		40
Add: Average deferred tax liabilities related to goodwill (GAAP)		383	383	379	—		—	4		1
Average tangible common equity	N	$14,128	$14,555	$13,883	($427)		(3%)	$245		2%
Return on average tangible common equity	K/N	11.36%	13.57%	17.17%	(221)	bps		(581)	bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	12.99	14.61	17.59	(162)	bps		(460)	bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$188,317	$187,228	$182,569	$1,089		1%	$5,748		3%
Return on average total assets	I/O	0.90%	1.12%	1.36%	(22)	bps		(46)	bps
Return on average total assets, Underlying (non-GAAP)	J/O	1.03	1.20	1.39	(17)	bps		(36)	bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	P	$188,317	$187,228	$182,569	$1,089		1%	$5,748		3%
Less: Average goodwill (GAAP)		7,156	7,092	7,050	64		1	106		2
Less: Average other intangibles (GAAP)		80	56	57	24		43	23		40
Add: Average deferred tax liabilities related to goodwill (GAAP)		383	383	379	—		—	4		1
Average tangible assets	Q	$181,464	$180,463	$175,841	$1,001		1%	$5,623		3%
Return on average total tangible assets	I/Q	0.94%	1.17%	1.41%	(23)	bps		(47)	bps
Return on average total tangible assets, Underlying (non-GAAP)	J/Q	1.06	1.25	1.44	(19)	bps		(38)	bps

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q22 Change
		1Q22	4Q21	1Q21	4Q21		1Q21
					$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at period-end (GAAP)	R	423,031,985	422,137,197	425,930,159	894,788	—%	(2,898,174)	(1%)
Common stockholders' equity (GAAP)		$20,060	$21,406	$20,688	($1,346)	(6)	($628)	(3)
Less: Goodwill (GAAP)		7,232	7,116	7,050	116	2	182	3
Less: Other intangible assets (GAAP)		115	64	54	51	80	61	113
Add: Deferred tax liabilities related to goodwill (GAAP)		387	383	380	4	1	7	2
Tangible common equity	S	$13,100	$14,609	$13,964	($1,509)	(10%)	($864)	(6%)
Tangible book value per common share	S/R	$30.97	$34.61	$32.79	($3.64)	(11%)	($1.82)	(6%)
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	T	422,401,747	424,697,880	425,953,716	(2,296,133)	(1%)	(3,551,969)	(1%)
Average common shares outstanding - diluted (GAAP)	U	424,670,871	426,868,106	427,880,530	(2,197,235)	(1)	(3,209,659)	(1)
Net income per average common share - basic (GAAP)	K/T	$0.94	$1.17	$1.38	($0.23)	(20)	($0.44)	(32)
Net income per average common share - diluted (GAAP)	K/U	0.93	1.17	1.37	(0.24)	(21)	(0.44)	(32)
Net income per average common share - basic, Underlying (non-GAAP)	L/T	1.07	1.26	1.41	(0.19)	(15)	(0.34)	(24)
Net income per average common share - diluted, Underlying (non-GAAP)	L/U	1.07	1.26	1.41	(0.19)	(15)	(0.34)	(24)

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
				1Q22 Change
	1Q22	4Q21	1Q21	4Q21		1Q21
				$/bps	%	$/bps	%
Salaries and employee benefits, Underlying:
Salaries and employee benefits (GAAP)	$594	$551	$548	$43	8%	$46	8%
Less: Notable items	6	5	—	1	20	6	100
Salaries and employee benefits, Underlying (non-GAAP)	$588	$546	$548	$42	8%	$40	7%
Equipment and software, Underlying:
Equipment and software (GAAP)	$150	$146	$152	$4	3%	($2)	(1%)
Less: Notable items	2	2	4	—	—	(2)	(50)
Equipment and software, Underlying (non-GAAP)	$148	$144	$148	$4	3%	$—	—%
Outside services, Underlying:
Outside services (GAAP)	$169	$175	$139	($6)	(3%)	$30	22%
Less: Notable items	35	37	7	(2)	(5)	28	NM
Outside services, Underlying (non-GAAP)	$134	$138	$132	($4)	(3%)	$2	2%
Occupancy, Underlying:
Occupancy (GAAP)	$83	$86	$88	($3)	(3%)	($5)	(6%)
Less: Notable items	—	5	9	(5)	(100)	(9)	(100)
Occupancy, Underlying (non-GAAP)	$83	$81	$79	$2	2%	$4	5%
Other operating expense, Underlying:
Other operating expense (GAAP)	$110	$103	$91	$7	7%	$19	21%
Less: Notable items	5	2	—	3	150	5	NM
Other operating expense, Underlying (non-GAAP)	$105	$101	$91	$4	4%	$14	15%

Citizens Financial Group, Inc.
Non-GAAP measures and reconciliations - Excluding the impact of PPP loans
(in millions, except ratio data)

		QUARTERLY TRENDS
					1Q22 Change
		1Q22	4Q21	1Q21	4Q21			1Q21
					$/bps		%	$/bps		%
Total loans, excluding the impact of PPP loans:
Total loans (GAAP)	A	$131,305	$128,163	$122,195	$3,142		2%	$9,110		7%
Less: PPP loans		417	787	5,148	(370)		(47)	(4,731)		(92)
Total loans, excluding the impact of PPP loans (non-GAAP)	B	$130,888	$127,376	$117,047	$3,512		3%	$13,841		12%
Total commercial loans, excluding the impact of PPP loans:
Total commercial loans (GAAP)	C	$61,521	$60,350	$60,413	$1,171		2%	$1,108		2%
Less: PPP loans		417	787	5,148	(370)		(47)	(4,731)		(92)
Total commercial loans, excluding the impact of PPP loans (non-GAAP)	D	$61,104	$59,563	$55,265	$1,541		3%	$5,839		11%
Allowance for credit losses:
Allowance for credit losses (GAAP)	E	$1,878	$1,934	$2,372	($56)		(3%)	($494)		(21%)
Average loans, excluding the impact of PPP loans:
Average loans (GAAP)	F	$129,154	$125,209	$122,847	$3,945		3%	$6,307		5%
Less: PPP loans		603	1,317	4,801	(714)		(54)	(4,198)		(87)
Average loans, excluding the impact of PPP loans (non-GAAP)	G	$128,551	$123,892	$118,046	$4,659		4%	$10,505		9%
Average commercial loans, excluding the impact of PPP loans:
Average commercial loans (GAAP)	H	$60,573	$58,900	$60,877	$1,673		3%	($304)		—%
Less: PPP loans		603	1,317	4,801	(714)		(54)	(4,198)		(87)
Average commercial loans, excluding the impact of PPP loans (non-GAAP)	I	$59,970	$57,583	$56,076	$2,387		4%	$3,894		7%
Allowance for credit losses to total loans (GAAP)	E / A	1.43%	1.51%	1.94%	(8)	bps		(51)	bps
Allowance for credit losses to total loans, excluding the impact of PPP loans (non-GAAP)	E / B	1.43%	1.52%	2.03%	(9)	bps		(60)	bps

Citizens Financial Group, Inc.
Non-GAAP measures and reconciliations - excluding the impact of Acquisitions
(in millions, except ratio data)

		QUARTERLY TRENDS
					1Q22 Change
		1Q22	4Q21	1Q21	4Q21		1Q21
					$/bps	%	$/bps	%
Noninterest expense, excluding Acquisitions:
Noninterest expense (GAAP)	A	$1,106	$1,061	$1,018	$45	4%	$88	9%
Less: Notable items		48	51	20	(3)	(6)	28	140
Less: Acquisitions impact		37	21	—	16	76	37	100
Noninterest expense, excluding Acquisitions (non-GAAP)	B	$1,021	$989	$998	$32	3%	$23	2%

Citizens Financial Group, Inc.
Non-GAAP measures and reconciliations - excluding HSBC Acquisition
(in millions, except ratio data)

		QUARTERLY TRENDS
					1Q22 Change
		1Q22	4Q21	1Q21	4Q21		1Q21
					$/bps	%	$/bps	%
Total Deposits, excluding HSBC Acquisition Impact:
Total Deposits (GAAP)	A	$158,776	$154,361	$151,349	$4,415	3%	$7,427	5%
Less: HSBC Acquisition Impact		6,303	—	—	6,303	100	6,303	100
Total Deposits, excluding HSBC Acquisition Impact (non-GAAP)	B	$152,473	$154,361	$151,349	($1,888)	(1%)	$1,124	1%
Total Average Deposits, excluding HSBC Acquisition Impact:
Total Average Deposits (GAAP)	C	$155,083	$153,004	$146,649	$2,079	1%	$8,434	6%
Less: HSBC Acquisition Impact		2,881	—	—	2,881	100	2,881	100
Total Average Deposits, excluding HSBC Acquisition Impact (non-GAAP)	D	$152,202	$153,004	$146,649	($802)	(1%)	$5,553	4%

Citizens Financial Group, Inc.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends as well as the potential effects of the COVID-19 disruption on our business, operations, financial performance and prospects, are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “guidance” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonaccrual assets, charge-offs and provision expense;
•The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;
•Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals, including through the integration of Investors and the HSBC branches;
•The COVID-19 disruption and its effects on the economic and business environments in which we operate;
•Our ability to meet heightened supervisory requirements and expectations;
•Liabilities and business restrictions resulting from litigation and regulatory investigations;
•Our capital and liquidity requirements under regulatory capital standards and our ability to generate capital internally or raise capital on favorable terms;
•The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;
•Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;
•The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;
•A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks;
•Greater than expected costs or other difficulties related to the integration of our business and that of Investors and the relevant HSBC branches;
•The inability to retain existing Investors or HSBC clients and employees following the closing of the Investors and HSBC branch acquisitions; and
•Management’s ability to identify and manage these and other risks.
In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, risk-weighted assets, capital impacts of strategic initiatives, market conditions and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares from or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 disruption on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the

Citizens Financial Group, Inc.
pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our 2021 Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission.
Note: Per share amounts and ratios presented in this document are calculated using whole dollars.
CFG-IR